Exhibit 99.1

New York Community Bancorp, Inc. Announces Authorization to Repurchase
            up to Five Million Shares of Its Common Stock

    WESTBURY, N.Y.--(BUSINESS WIRE)--Feb. 26, 2004--New York Community Bancorp, Inc. (NYSE:NYB) today announced that its Board of Directors has authorized the repurchase of up to five million shares of the Company's outstanding common stock.
    Share repurchases will commence upon completion of the share repurchase authorized by the Board on June 26, 2003, under which approximately 88,000 shares remained available for repurchase at the close of business today. The number of shares remaining reflects the impact of a 4-for-3 stock split in the form of a 33 1/3% stock dividend that took effect on February 17, 2004.
    The current share repurchase authorization is the Company's seventeenth since October 1994. As in the past, shares will be repurchased through open market or negotiated transactions and will be held by the Company as Treasury stock. The number of shares repurchased and the timing of such transactions will depend upon market conditions and the implementation of other value-enhancing corporate strategies.
    New York Community Bancorp, Inc. is the $23.4 billion holding company for New York Community Bank and the third largest thrift in the nation, based on current market capitalization. The Bank serves its customers through a network of 139 banking offices in New York City, Long Island, Westchester County, and New Jersey, and operates through seven divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. In addition to operating the largest supermarket banking franchise in the New York metro region, with 52 in-store branches, the Bank is one of the leading producers of multi-family mortgage loans in New York City. Additional information about the Company and its financial performance is available at www.myNYCB.com.

    CONTACT: New York Community Bancorp, Inc., Westbury
             Ilene A. Angarola, 516-683-4420